Exhibit 4.14

Private & Confidential

Dated 25 February 2015

NINTH SUPPLEMENTAL AGREEMENT

relating to

a Reducing Revolving Credit Facility of up to (originally) US$120,000,000 to

GLOBUS MARITIME LIMITED

provided by

CREDIT SUISSE AG

(formerly known as CREDIT SUISSE)

Contents

Clause		Page

1	Definitions	2

2	Agreement of Bank	3

3	Amendments to Principal Agreement	3

4	Representations and warranties	7

5	Conditions	8

6	Relevant Parties’ confirmation	9

7	Fees and Expenses	9

8	Miscellaneous and notices	10

9	Applicable law	10

Schedule 1 Documents and evidence required as conditions precedent		12

Schedule 2 Form of Mortgage Addendum		14

THIS NINTH SUPPLEMENTAL AGREEMENT is dated 25 February 2015 and made BETWEEN:

(1)	GLOBUS MARITIME LIMITED, a company initially incorporated in Jersey and redomiciled to the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Borrower”);

(2)	DEVOCEAN MARITIME LTD. (the “River Globe Owner”), ELYSIUM MARITIME LIMITED (the “Tiara Globe Owner”), DULAC MARITIME S.A. (the “Star Globe Owner”) and DOMINA MARITIME LTD. (the “Sky Globe Owner” and, together with the River Globe Owner, the Tiara Globe Owner and the Star Globe Owner, the “Owners”), each a company incorporated in the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960;

(3)	GLOBUS SHIPMANAGEMENT CORP., a company incorporated in the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Manager”); and

(4)	CREDIT SUISSE AG (formerly known as CREDIT SUISSE), a company incorporated in Switzerland, with its registered office at Paradeplatz 8, 8070 Zurich, Switzerland (the “Bank”).

WHEREAS:

(A)	this Agreement reflects the terms of an agreement reached in principle between the Bank and the Borrower December 2014;

(B)	this Agreement is supplemental to a facility agreement dated 26 November 2007, made between the Borrower and the Bank (the “Original Agreement”), as amended by a first supplemental agreement dated 12 March 2009, a second supplemental agreement dated 18 August 2009, a third supplemental agreement dated 17 May 2010, a fourth supplemental agreement dated 21 May 2010, a fifth supplemental agreement dated 12 November 2010, a sixth supplemental agreement dated 5 May 2011, a seventh supplemental agreement dated 26 March 2013 and an eighth supplemental agreement dated 14 August 2014, each made between (inter alios), the Borrower, certain of the Owners, the Manager and the Bank (together the “Supplemental Agreements” and, together with the Original Agreement, the “Principal Agreement”), pursuant to which the Bank agreed to make available to the Borrower a reducing revolving credit facility of (originally) up to One hundred and twenty million United States Dollars ($120,000,000) (of which the aggregate principal amount outstanding at the date hereof is Thirty five million United States Dollars ($35,000,000)) upon the terms and conditions set out therein;

(C)	the Borrower has requested the Bank to consent to the change of the minimum value of the Equity Ratio (as defined in the Principal Agreement) required under clause 8.4.1(a) of the Principal Agreement.

(D)	this Agreement sets out the terms and conditions upon which the Bank shall provide its agreement to:

(a)	the proposed amendment set out in recital (C) hereto;

(b)	certain other amendments to the terms of the Principal Agreement; and

(c)	certain other consequential amendments to the Principal Agreement.

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NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Effective Date” means the date, being no later than 25 February 2015, on which the Bank notifies the Borrower in writing that the Bank has received the documents and evidence specified in clause 5 and Schedule 1 in a form and substance satisfactory to it;

“Facility Agreement” means the Principal Agreement, as amended by this Agreement;

“Mortgage Addendum” means, in relation to each of m.v. River Globe, m.v. Tiara Globe and m.v. Sky Globe, the fourth amendment to the Mortgage over each such Ship, and in relation to the Star Globe, the third amendment to the Mortgage over that Ship, each made or (as the context may require) to be made between the relevant Owner and the Bank in the form set out in Schedule 2 and “Mortgage Addenda” means any of them;

“Relevant Documents” means, together, this Agreement and the Mortgage Addenda and “Relevant Document” means any of them; and

“Relevant Parties” means the Borrower, the Owners, the Manager or, where the context so requires or permits, means any or all of them.

1.3	Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement, as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

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1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.6	Third Party Rights

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any terms of this Agreement.

2	Agreement of Bank

The Bank, relying upon the representations and warranties made by each of the Relevant Parties in clause 4, agrees with the Borrower that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment, on or before 25 February 2015, of the conditions contained in clause 5 and Schedule 1, the Bank agrees, with effect on and from the Effective Date to the amendments of the Principal Agreement on the terms set out in clause 3.

3	Amendments to Principal Agreement

3.1	Amendments

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions and the Principal Agreement (as so amended) will continue to be binding upon each of the Bank and the Borrower in accordance with its terms as so amended:

3.1.1	by deleting in clause 1.2 of the Principal Agreement the definition of “Margin” and by inserting in its place the following new definition of “Margin”:

““Margin” means:

(a)	from the date of this Agreement until 26 February 2009, zero point nine five per cent (0.95%) per annum;

(b)	from 27 February 2009 until 31 January 2010, one point seven five per cent (1.75%) per annum;

(c)	from 1 February 2010 until 30 September 2010, zero point nine five per cent (0.95%) per annum;

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(d)	from 1 October 2010 until 29 June 2011, zero point seven five per cent (0.75%) per annum;

(e)	from 30 June 2011 until 6 July 2011, zero point nine five per cent (0.95%) per annum;

(f)	from 7 July 2011 until 27 November 2011, zero point seven five per cent (0.75%) per annum;

(g)	from 28 November 2011 until 27 December 2012, zero point nine five per cent (0.95%) per annum;

(h)	from 28 December 2012 until 31 March 2014, two point one zero per cent (2.10%) per annum;

(i)	from 1 April 2014 until 31 December 2014, one point two zero per cent (1.20%) per annum; and

(j)	from 1 January 2015 and at all times thereafter and depending on whether or not the Borrower voluntarily makes a prepayment of the Loan or a cancellation of the Commitment by the Test Date, as follows:

(i)	if the Borrower elects to proceed on any day falling on or prior to the Test Date with the full prepayment of the Loan in accordance with clause 4.2 of this Agreement and full cancellation of the Commitment in accordance with clause 4.7 of this Agreement, from 1 January 2015 until the date of such prepayment, one point two zero per cent (1.20%) per annum; or

(ii)	if the Borrower elects to proceed on any day falling on or prior to the Test Date with a partial prepayment of the Loan in accordance with clause 4.2 of this Agreement, and partial cancellation of the Commitment in accordance with clause 4.7 of this Agreement, then:

A)	for any part of the Loan so prepaid, from 1 January 2015 until the date of such prepayment, one point two per cent (1.20%) per annum; and

B)	for the remaining balance of the Loan, from 1 January 2015 and at all times thereafter, two per cent (2%) per annum; or

(iii)	if the Borrower elects not to proceed by the Test Date with any prepayment of the Loan in accordance with clause 4.2 of this Agreement and/or cancellation of the Commitment in accordance with clause 4.7 of this Agreement, from 1 January 2015 and at all times thereafter, two per cent (2%) per annum;”;

3.1.2	by deleting in clause 1.2 of the Principal Agreement the definition of “Supplemental Agreements” and by inserting in its place the following new definition of “Supplemental Agreements”:

““Supplemental Agreements” means together the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement, the Sixth Supplemental Agreement, the Seventh Supplemental Agreement and the Eighth Supplemental Agreement;”;

3.1.3	by inserting in the correct alphabetical order in clause 1.2 of the Principal Agreement the following new definitions of “Ninth Supplemental Agreement” and “Test Date”:

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““Ninth Supplemental Agreement” means the agreement dated 25 February 2015, made between (inter alios) (1) the Borrower and (2) the Bank, supplemental to this Agreement;

““Test Date” means 25 March 2015;”.

3.1.4	by deleting the definition of “Additional Mortgage Addenda” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Additional Mortgage Addenda”:

““Additional Mortgage Addenda” means, together:

(a) the “Mortgage Addenda” as defined in the Eighth Supplemental Agreement; and

(b) the “Mortgage Addenda” as defined in the Ninth Supplemental Agreement.”;

3.1.5	by deleting paragraph 8.4.1(a) of the Principal Agreement in its entirety and by replacing it with the following new paragraph 8.4.1(a):

“(a)	Equity Ratio

(i)	subject to paragraph (ii) below, the Equity Ratio shall not, in respect of any Accounting Period, be less than 0.35:1.0; and

(ii)	in respect of any Accounting Period within the period starting from 31 December 2014 and ending on 30 November 2015, the Equity Ratio shall not be less than 0.15:1.0.”;

3.1.6	by adding new clauses 8.5, 8.6 and 8.7 immediately after the existing clause 8.4:

““8.5	Most favoured nation

8.5.1	Without prejudice to clause 8.5.2:

(a)	the Borrower hereby represents that it has not, and that no other member of the Group has, agreed to or has granted or has agreed to grant any financial undertaking to, for the benefit of, or in favour of, any lender or creditor of any Indebtedness incurred by the Borrower or, as the case may be, any other member of the Group whether before or after the date of the Ninth Supplemental Agreement in connection with or under any loan or credit facility, bond loan or bond issuance or other financial transaction (the "more favourable rights"), which is in any respect more favourable to such lender or creditor than the financial undertaking of clause 8.4.1(a) is in favour of the Bank; and

(b)	the Borrower undertakes that it will not, and it will procure that no other member of the Group will, agree to or grant or agree to grant more favourable rights after the date of the Ninth Supplemental Agreement to any such other lender or creditor, which are in any respect more favourable to such other lender or creditor than the financial undertaking of clause 8.4.1(a) is in favour of the Bank.

8.5.2	Without prejudice to clause 8.5.1 and the consequences of its breach by the Borrower under clause 10.1, in the event that the Borrower or any other member of the Group (i) has agreed to or has granted or has agreed to grant any more favourable rights in breach of clause 8.5.1(a) or (ii) agrees to or grants or agrees to grant any more favourable rights in breach of clause 8.5.1(b), the Borrower undertakes with the Bank:

(a)	to notify the Bank:

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(i)	(in the case of transactions prior to the date of the Ninth Supplemental Agreement), forthwith after the date of the Ninth Supplemental Agreement that it has agreed to or has granted or has agreed to grant (as the case may be), such more favourable rights; or

(ii)	(in the case of transactions after the date of the Ninth Supplemental Agreement) forthwith after it agrees to, or grants or agrees to grant (as the case may be), such more favourable rights;

(b)	that such more favourable rights shall apply to this Agreement automatically as if incorporated herein with effect on the date when they were actually agreed with such other creditor; and

(c)	without prejudice to the automatic application of such more favourable rights under paragraph (b) above, to enter into such documentation (at the Borrower's expense) as the Bank shall reasonably require immediately after their request to the Borrower to this effect, for the purpose of documenting the application of such more favourable rights to this Agreement.

8.6	Outstanding Interest

If the Borrower elects not to proceed with any prepayment of the Loan and cancellation (in whole or in part) of the Commitment by the Test Date or if the Borrower elects to proceed with a partial prepayment of the Loan and cancellation of the Commitment by the Test Date and in either case, the Margin is retroactively increased accordingly from 1 January 2015, the Borrower is required, as a result of such increase, to pay to the Bank for the period from 1 January 2015 until the Test Date an additional amount of interest and the Borrower and the Bank hereby agree that such amount is payable by the Borrower on the Test Date.

8.7	Sanctions

The Borrower understands that the Bank is - be it due to applicable laws or due to internal rules and regulations - prohibited from conducting transactions, including finance transactions, with the government of or any person or entity owned or controlled by the government of Restricted Countries or Restricted Persons.

The Borrower confirms and undertakes that they shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from the Bank to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Bank with any Restricted Persons.

In this clause 8.7:

“Restricted Countries” means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Bank to the Borrower based on respective sanctions being imposed by the United States Treasury Department's Office of Foreign Assets Control (“OFAC”) or any of the regulative bodies referred to in the definition of Restricted Persons; and

“Restricted Persons” means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland (“SECO”), OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore (“MAS”) and the Hong Kong Monetary Authority (“HKMA”) and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).”.

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3.1.7	by deleting the title in the form of the Drawdown Notice in Schedule 1 of the Principal Agreement and by inserting the following new title:

“US$120,000,000 Reducing Revolving Credit Facility

Facility Agreement dated 26 November 2007, as amended by a first supplemental agreement dated 12 March 2009, a second supplemental agreement dated 18 August 2009, a third supplemental agreement dated 17 May 2010, a fourth supplemental agreement dated 21 May 2010, a fifth supplemental agreement dated 12 November 2010, a sixth supplemental agreement dated 5 May 2011, a seventh supplemental agreement dated 26 March 2013, an eighth supplemental agreement dated 14 August 2014 and a ninth supplemental agreement dated 25 February 2015”.

3.2	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and this Agreement and the Principal Agreement shall, in each case, be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement, clause 4 of each Owner’s Guarantee and clause 3 of each Manager’s Undertaking were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

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4.1.5	No filings required

save for the registration of the Mortgage Addenda with the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern this Agreement and the choice of the laws of the Republic of the Marshall Islands to govern the Mortgage Addenda, and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts, are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 4 of each Owner’s Guarantee, clause 3 of each Manager’s Undertaking and clause 7 of the Principal Agreement shall be deemed to be repeated by each of the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in Schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

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5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Relevant Parties’ confirmation

6.1	Guarantees

Each of the Owners hereby confirms its consent to the amendments of the Principal Agreement and the other arrangements contained in this Agreement and further acknowledges and agrees that:

6.1.1	the Owner’s Guarantee and any other Security Document to which that Owner is a party and the obligations of that Owner thereunder, shall remain and continue in full force and effect notwithstanding the said amendments of the Principal Agreement and the other arrangements contained in this Agreement; and

6.1.2	with effect from the Effective Date, references in the Owner’s Guarantee and any other Security Document to which that Owner is a party to the “Agreement” or “the Facility Agreement” or the “Loan Agreement” (or such other equivalent or similar references) shall henceforth be references to the Principal Agreement as amended and supplemented by this Agreement and as from time to time hereafter amended, and shall also be deemed to include this Agreement and the obligations of the Borrower hereunder.

6.2	Security Documents

Each of the Relevant Parties hereby confirms its consent to the amendments to the Principal Agreement and the other arrangements contained in this Agreement and further acknowledges and agrees that:

6.2.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the said amendments made to the Principal Agreement and the other arrangements contained in this Agreement; and

6.2.2	with effect from the Effective Date, references to “the Agreement” or “the Facility Agreement” or the “the Loan Agreement” (or such other equivalent or similar references) in any of the Security Documents to which it is a party shall henceforth be references to the Principal Agreement, as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include the obligations of the Borrower hereunder.

7	Fees and Expenses

7.1	Fees

The Borrower shall pay to the Bank on the date of this Agreement an up-front amendment fee of Fifteen thousand Dollars ($15,000).

7.2	Expenses

The Borrower agrees to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement or the other Relevant Documents; and

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7.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.3	Value Added Tax

All fees and expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.4	Stamp and other duties

The Borrower agrees to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 15.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with it) against any of the Relevant Parties or any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs Saville & Co. at present of One Carey Lane, London EC2V 8AE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement (including any non-contractual obligations connected with it).

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IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

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Schedule 1
Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties as true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents, certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and its shareholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than fifteen (15) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery and performance of the Relevant Documents to which they are or will be a party;

3	Relevant Documents

this Agreement and the Mortgage Addenda, each duly executed by the Relevant Parties;

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4	Mortgage Addenda Registration

evidence that the Mortgage Addenda have been registered against the Ships under the laws and flag of the relevant Flag States through the relevant Registries;

5	Legal opinion

an opinion of Messrs Reeder & Simpson, special legal advisers on matters of Marshall Islands law to the Bank; and

6	Process agent

an original or certified true copy of a letter from the agent for receipt of service of proceedings of each Relevant Party accepting its appointment under this Agreement or any other Relevant Document as process agent of each Relevant Party.

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Schedule 2
Form of Mortgage Addendum

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EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)	/s/ Nikolaos Kalapotharakos
for and on behalf of	)
GLOBUS MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Georgallis
Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)	/s/ Nikolaos Kalapotharakos
for and on behalf of	)
DEVOCEAN MARITIME LTD.	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Georgallis
Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)	/s/ Nikolaos Kalapotharakos
for and on behalf of	)	…………………………..
ELYSIUM MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Georgallis
Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)	/s/ Nikolaos Kalapotharakos
for and on behalf of	)	…………………………..
DOMINA MARITIME LTD.	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Georgallis
Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

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EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)	/s/ Nikolaos Kalapotharakos
for and on behalf of	)
DULAC MARITIME S.A.	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Georgallis
Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Nikolaos Kalapotharakos	)	/s/ Nikolaos Kalapotharakos
for and on behalf of	)
GLOBUS SHIPMANAGEMENT CORP.	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Georgallis
Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

EXECUTED as a DEED	)
by Pinelopi Ann Miliou	)	/s/ Pinelopi Ann Miliou
for and on behalf of	)
CREDIT SUISSE AG	)	Attorney-in-fact
(formerly known as CREDIT SUISSE))
in the presence of:	)

Witness
Name: Ariana Georgallis
Address:
Occupation: Associate, Norton Rose Fulbright Greece

16